SEPARATION AGREEMENT, WAIVER AND RELEASE

Convera Technologies, including its officers, directors, stockholders, employees, agents, representatives, parent Convera Corporation, subsidiaries, affiliates, divisions, successors and assigns (collectively referred to as “Convera”) and John R. Polchin (“Employee”) hereby make and voluntarily enter into this Separation Agreement, Waiver and Release (the “Agreement”).

1.
Employee’s employment with Convera will terminate without cause, as defined in Section 7 of his April 1, 2004 offer letter from Convera, (the “Offer Letter”) on July 28, 2006 (the “Notice Date”). On the Notice Date, Employee will resign from all positions he holds with Convera.

2.
Pursuant to Section 7 of the Offer Letter, in consideration for the Employee executing the Convera standard form of release and covenants not to compete or solicit employees or customers, set forth in Sections 7, 11 and 13 below, Convera shall within one (1) business day of expiration of the Revocation Period set forth in Section 19:

(a)
pay Employee unpaid Base Salary, if any, and accrued but unused vacation time, if any, due and owing as of the Notice Date, in accordance with Convera’s standard policies and practices, less normal payroll deductions, including deduction of any federal, state or local taxes that Convera may be required to collect or withhold (“Withholding Adjustments”);

(b)
make a severance payment (“the Separation Allowance”) to Employee in an amount equal to 12 months of his $250,000 annual base salary. The Separation Allowance will be paid in a “lump sum” subject to Withholding Adjustments;

(c)	make a bonus payment to Employee in an amount equal to $37,500 in full satisfaction of any bonus to which Employee is entitled for his performance with Convera; and

(d)
reimburse Employee for any outstanding, reasonable and authorized out-of-pocket business expenses incurred through the Notice Date by Employee on Convera’s behalf, in accordance with its standard policies and practices.

3.	In consideration for the Employee’s execution of this Agreement, Convera additionally agrees to:

(a)
pay any COBRA premiums on behalf of Employee through July 28, 2007 (“COBRA Payment Period”), provided Employee is eligible for such benefits. At the conclusion of the COBRA Payment Period, Employee may be eligible to continue to receive coverage under COBRA provided that the Employee makes timely premium payments in accordance with COBRA. If at any time during the COBRA Payment Period Employee secures other employment providing health insurance benefits, or if Employee secures health insurance benefits from any other source, Employee will immediately notify Convera in writing and Convera’s obligations under this provision of the Agreement shall cease. Employee will receive additional information regarding COBRA under separate cover; and

(b)
permit Employee to keep the Dell laptop computer Employee was given in connection with his employment, so long as all Convera information is deleted from the computer as of the Vesting Date, defined below.

4.	Convera confirms that regardless of Employee’s undertakings in this Agreement, it is obligated to:

(a)
notify Principal Financial Group, which holds Employee’s 401(k) funds, of Employee’s employment termination. If the value of Employee’s account is between $1,000 and $5,000, Employee must make an immediate decision regarding the disposition of his funds. If no decision is made, the funds will be rolled into the Principal Bank Safe Harbor IRA. Account values of less than $1,000 will be paid in cash;

(b)	cease any deductions for the Convera Employee Stock Purchase Plan and refund any funds remaining after the next purchase; and

(c)	offer Employee the opportunity to convert term life or supplemental life insurance coverage, if applicable; and

(d)
allow Employee 90 days from the Notice Date to exercise all Convera Stock Options vested as of the Notice Date, which include 37,499 options exercisable at $3.00 per share, 12,500 options exercisable at $4.71 per share, and 12,500 options exercisable at $4.70 per share.

5.
From the Notice Date through September 11, 2006 (the “Vesting Date”), Employee shall cooperate and assist Convera upon its reasonable request, during normal business hours, in resolving any issues arising out of or in connection with Employee’s former employment with Convera, including, without limitation, assisting Convera in closing its books and preparing financial statements for the second quarter of fiscal year 2007 and in preparing Convera’s Form 10-Q for such quarter. In consideration for the Employee’s agreement to perform this obligation, whether or not Convera requests assistance or cooperation, Convera shall accelerate the vesting date of the following stock options (collectively, the “Stock Options”) to September 11, 2006:

(a)	37,500 shares at a strike price of $3.00, otherwise scheduled to vest on November 1, 2006;

(b)	12,500 shares at a strike price of $4.71, otherwise scheduled to vest on November 30, 2006; and

(c)	12,500 shares at a strike price of $4.70, otherwise scheduled to vest on December 25, 2006.

All of such accelerated Stock Options shall be exercisable through the close of business on October 31, 2006, and the right to exercise shall terminate on that date.

6.
Employee acknowledges and agrees that the payments and benefits provided under this Agreement are in excess of any amounts which may be due to Employee based on Employee’s employment with Convera or under any policy, plan or procedure of Convera (including its predecessors, Excalibur Technologies, Inc. and/or Intel Corporation’s Interactive Media Services division (collectively, “Predecessors”), or under any prior agreement, whether written or oral, between Employee and Convera or its Predecessors, and that Employee shall receive no benefits additional to those set forth above.

7.
This Agreement constitutes full and final settlement of any and all claims Employee has or may have, whether known or unknown, arising out of or relating in any way to Employee’s employment with or separation from Convera. In exchange for the payments and benefits provided for in this Agreement, including the Separation Allowance, and for other good and valuable consideration, the receipt and sufficiency of which are expressly acknowledged, Employee hereby unconditionally releases Convera from any and all claims, causes of action, liability, costs, expenses, demands, charges, fines, penalties, attorney’s fees, duties or obligations of any kind whatsoever arising out of or relating to Employee’s employment by or separation from Convera, whether known or unknown now existing, including but not limited to, claims of discrimination or breach of contract, and claims based in whole or in part on the Civil Rights Act of 1991, the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, Executive Order 11246, The Equal Pay Act of 1963, the Rehabilitation Act of 1973, the Fair Labor Standards Act, the Age Discrimination in Employment Act of 1967, The Civil Rights Act of 1866, the Family & Medical Leave Act, the Sarbanes-Oxley Act, the Virginia Human Rights Law, the Virginia Equal Pay Act, or under any other employee relations law, employee benefits law or applicable federal, state, local, foreign or other law or regulations in any jurisdiction, or causes of action sounding in tort or in contract or any other cause of action arising under the common law of the State of Virginia, including but not limited to any claims for wages, commissions, bonuses, expense reimbursement or other forms of compensation, monetary or equitable relief, damages of any nature and/or attorney’s fees.

8.
Employee agrees and acknowledges that information and materials in written, oral, magnetic, photographic, optical or other form or created during the period of Employee’s employment or engagement with Convera or its Predecessors are proprietary to Convera and are highly sensitive in nature (the “Confidential Information”). Such Confidential Information is any information not in the public domain, including but not limited to:

(a)	All data, documents, materials, drawings and information received in tangible form and marked “Proprietary” or “Confidential”;

(b)
Any and all ideas, concepts, know-how, methods, techniques, structures, information and materials relating to existing software products and software in various states of research and development including, but not limited to, source code, object and load modules, requirements specifications, design specification, design notes, flow charts, coding sheets, annotations, documentation, technical and engineering data, laboratory studies, benchmark test results, and the structures, organization, sequence, designs, formulas and algorithms which reside in the software and which are not generally known independently to the public or within the industries or trades in which Convera competes;

(c)
Internal business procedures and business plans, including analytical methods and procedures, licensing techniques, manufacturing information and procedures such as formulations, processes and equipment, technical and engineering data, vendor names, other vendor information, purchasing information, financial information, service and operational manuals and related documentation, ideas for new products and services and other such information which relates to the way Convera conducts its business which is not generally known to the public;

(d)	Patents, copyrights, trade secrets, trademarks, service marks, and the like;

(e)
Any and all customer and marketing information and materials, such as strategic data, including marketing and development plans, forecasts and forecast assumptions and volumes, and future plans and potential strategies which have been or are being discussed; financial data, including price and cost objectives, price lists, pricing policies and procedures, and quoting policies and procedures; and customer data, including customer lists, names of existing, past or prospective customers and their representatives, data provided by or about prospective, existing or past customers, customer service information and materials, data about the terms, conditions and expiration dates of existing contracts with customers and the type, quantity and specifications of products and services purchased, leased or licensed by customers of Convera; and

(f)	Any and all information and materials in Convera’s possession or under its control from any other person or entity to which it is obligated to treat as confidential or proprietary.

9.
Employee represents and warrants that he has complied with and will continue to comply with the provisions of any employment, non-compete and/or confidentiality agreement or similar agreements previously entered into between Employee and Convera or its Predecessors (collectively the “Employee Confidentiality Agreement”) and herein expressly reaffirms the enforceability of the same. Employee expressly confirms that he knows of no reason why any promise or obligation set forth in any Employee Confidentiality Agreement should not be fully enforceable against Employee. In addition, Employee affirms that Employee has not done or in any way been a party to, or knowingly permitted, and will not engage in or permit any of the following:

(a)	Disclosure of any Confidential Information or trade secrets of Convera;

(b)	Retention of any trade secrets or Confidential Information of Convera;

(c)	Copying or otherwise reproducing any Confidential Information of Convera; or

(d)
Retention of any materials or personal property (including any documents or other written materials, or any items of computer or other hardware, or any software, or any office equipment) belonging to, or in the possession of, Convera.

10.
To enable Employee to perform his obligations in Section 5, the parties agree that Employee will deliver to Convera all materials embodying trade secrets or Confidential Information and all other tangible or intangible property of Convera, on or before the Vesting Date.

11.
Employee agrees that for a period of twelve (12) months following the Notice Date he will not solicit or induce, or attempt to solicit or induce, any current or future employee of Convera to leave Convera for any reason and that Employee agrees that he will not attempt to contact Convera's clients or potential clients of which he is aware with regard to Convera's products and business. Employee further agrees and acknowledges that all work performed, created and conceived relating to Employee’s scope of employment or Convera’s or the Predecessors’ scope of employment while in the employ of Convera or the Predecessors, was done so pursuant to the Work Made for Hire Doctrine and as such, as between Employee and Convera, is the property of Convera.

12.
Employee acknowledges that by virtue of Employee’s employment by Convera, and over the course of that employment, Employee has obtained trade secrets and Confidential Information of Convera, the use or disclosure of which would cause irreparable harm to Convera. Employee further acknowledges that money damages are not a sufficient remedy for breach of this Agreement and that Convera shall be entitled, in addition to any and all other remedies available to Convera, the entry of preliminary injunctive relief as a remedy for such breach without the need to post a bond and without proof of actual damages. In the event that Convera is required to enforce its rights under this Agreement and prevails, Employee agrees that Convera shall be entitled to recover all costs and fees incurred.

13.
Employee confirms that, for a period of twelve (12) months following the Notice Date, he will not accept employment or consultancy with the following companies: Verity, Autonomy, Endeca or Fast Company and their respective successors, if any.

14.
Except as provided herein and except with respect to any Employee Confidentiality Agreement, including any similar agreements or non-compete agreements or arrangement signed by Employee and Convera, which will remain in full force and effect to the extent not inconsistent with this Agreement, this Agreement supersedes, cancels and replaces any other agreement between Employee and Convera. Any right or entitlement in effect or available to Employee under any such other agreement is hereby unconditionally and irrevocably waived by Employee to the maximum extent permissible. Notwithstanding the foregoing, any agreement between Employee and Convera and/or the Predecessors, by which Employee has assigned intellectual property to Convera shall remain in effect.

15.
This Agreement may not be changed or altered, except by a writing signed by Convera and Employee. If any portion of this Agreement should ever be determined to be unenforceable, it is agreed that this will not affect the enforceability of any other clause or the remainder of the Agreement. Further, any material breach of this Agreement by Convera or Employee that is proven in a court of law shall excuse the other from further performance of this Agreement. If Convera shall prove in a court of law that Employee has breached this Agreement, Convera is entitled to full reimbursement of any of the payments or benefits provided for in Paragraph 3, without limitation upon any other rights or remedies Convera may have under this Agreement or applicable law. Such reimbursement shall not be construed as indicating that Convera has an adequate remedy at law or be used in any way to contest a claim for injunctive relief.

16.
This Agreement shall be governed by and, for all purposes, construed and enforced in accordance with the laws of the State of Virginia applicable to contracts made and to be performed in such state. Convera and Employee agree that the federal or state courts of the State of Virginia shall have sole and exclusive jurisdiction over any claim or cause of action relating to this Agreement or Employee’s employment by Convera or the termination of such employment, and Employee hereby consents to accept service of process as provided under Virginia law or by registered mail, return receipt requested, and waives any objection to personal jurisdiction of Employee in the state or federal courts of the State of Virginia.

17.
Employee agrees that the terms and conditions of this Agreement are sensitive and are not to be disclosed by Employee to any current, future or past employees of Convera. In addition, Employee agrees that he will not in any manner, oral or written, disparage Convera in any way. Convera agrees that no authorized representative of the Company will in any manner, oral or written, disparage Employee in any way. Any violation of this provision proven in a court of law shall be deemed a material breach of this Agreement.

ACKNOWLEDGMENTS

18.
I acknowledge that, as of the date of my signature affixed hereto and with the exception of matters that have been previously disclosed in public filings, I have no actual, personal knowledge of any legal action or threatened legal action against Convera, any accounting irregularities or other financial improprieties at Convera, or any violation or threatened violation of any of Convera’s policies or procedures or law by myself or any officers, directors, stockholders, employees, agents, representatives, parent Convera Corporation, subsidiaries, affiliates, divisions, successors and assigns of Convera.

19.
I acknowledge that I am knowingly and voluntarily waiving and releasing any rights I may have under the federal Age Discrimination in Employment Act of 1967, as amended (“ADEA”). I also acknowledge that the consideration given for the waiver and release in Paragraph 3 of this Agreement, including my waiver of any claims arising under the ADEA, is in addition to anything of value to which I was already entitled. I further acknowledge that I have been advised by this writing, as required by the ADEA, that: (a) my waiver and release do not apply to any rights or claims that may arise after the execution date of this Agreement; (b) I have been advised hereby that I have the right to, and should, consult with an attorney prior to executing this Agreement; (c) I have twenty-one (21) days to consider, execute and return this Agreement (although I may choose to voluntarily execute and return this Agreement earlier); (d) I have seven (7) days following the execution of this Agreement by the parties to revoke the Agreement (the “Revocation Period”); and (e) this Agreement shall not be effective until the date upon which the Revocation Period has expired, which shall be the eighth (8th) day after this Agreement is executed by me, provided that the Company has also executed this Agreement by that date (“Effective Date”).

Separation Agreement, Waiver and Release

I AGREE TO THE TERMS AND CONDITIONS SET FORTH IN THIS AGREEMENT AND RELEASE. I ACKNOWLEDGE THAT I HAVE CAREFULLY READ THIS AGREEMENT AND RELEASE AND UNDERSTAND ALL OF ITS TERMS, INCLUDING THE FULL AND FINAL RELEASE OF CLAIMS SET FORTH ABOVE. I FURTHER ACKNOWLEDGE THAT I HAVE VOLUNTARILY ENTERED INTO THIS AGREEMENT AND RELEASE, THAT I HAVE NOT RELIED UPON ANY REPRESENTATION OR STATEMENT, WRITTEN OR ORAL, NOT SET FORTH IN THIS AGREEMENT, AND THAT I HAVE BEEN GIVEN THE OPPORTUNITY AND ENCOURAGED TO HAVE THIS AGREEMENT AND RELEASE REVIEWED BY AN ATTORNEY.

CONVERA TECHNOLOGIES	JOHN R. POLCHIN
By: /s/Patrick C. Condo	/s/John R. Polchin
Authorized Signature	Employee’s Signature
Dated: July 28, 2006	Dated: July 28, 2006